UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2010

SYNTA PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-33277	04-3508648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Hartwell Avenue

Lexington, MA  02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 274-8200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             Entry into a Material Definitive Agreement.

On January 8, 2010, Synta Pharmaceuticals Corp. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Lazard Capital Markets LLC, as sole book-running manager for the offering, and RBC Capital Markets Corporation, as co-manager (the “Underwriters”), related to a public offering (the “Offering”) of 5,555,556 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a public offering price of $4.50 per share (the “Offering Price”).  Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 833,333 shares of Common Stock to cover over-allotments, if any, at the Offering Price. The Offering is expected to close on January 13, 2010, subject to the satisfaction of customary closing conditions. The net proceeds to the Company are expected to be approximately $23.1 million after deducting the underwriting discounts and commissions and estimated expenses payable by the Company that are associated with this Offering, assuming no exercise by the Underwriters of their over-allotment option.

The Offering is being made pursuant to a prospectus supplement dated January 8, 2010 and an accompanying prospectus dated August 28, 2008, pursuant to the Company’s existing effective shelf registration statement on Form S-3 (File No. 333-152833), which was filed with the Securities and Exchange Commission (the “Commission”) on August 7, 2008 and declared effective by the Commission on August 28, 2008.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the legality of the issuance and sale of the shares of Common Stock in the Offering is attached as Exhibit 5.1 hereto. A copy of the Underwriting Agreement is filed herewith as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

The Underwriting Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

ITEM 8.01                                       Other Events.

On January 8, 2010, the Company issued a press release announcing that it had priced the Offering. The Company’s press release is filed as Exhibit 99.1 to this Report and is incorporated herein by reference.

ITEM 9.01             Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit
Number	Description

1.1	Underwriting Agreement dated January 8, 2010 by and among Synta Pharmaceuticals Corp., Lazard Capital Markets LLC, as sole book-running manager, and RBC Capital Markets Corporation, as co-manager.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).

99.1	Press Release, dated January 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTA PHARMACEUTICALS CORP.

Dated: January 8, 2010	/s/ Keith S. Ehrlich
Keith S. Ehrlich
Vice President, Finance and Administration
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement dated January 8, 2010 by and among Synta Pharmaceuticals Corp., Lazard Capital Markets LLC, as sole book-running manager, and RBC Capital Markets Corporation, as co-manager.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).

99.1	Press Release, dated January 8, 2010.